Exhibit 10.26
EMPLOYMENT AGREEMENT OF SCOTT PETERS
          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 23, 2006 between NNN Realty Advisors, Inc., a Delaware corporation, having its principal place of business at 1551 North Tustin Boulevard, Suite 200, Santa Ana, California 92705 (the “Company”), and Scott Peters, an individual residing at the address set forth below the individual’s name on the signature page hereof (the “Executive”).
          The Company and the Executive enter this Agreement on the basis of the following facts, understandings and intentions:
          A. The Executive desires to become employed by the Company and the Company desires to assure itself of the services of Executive;
          B. The Company intends to complete a financing transaction involving the offering and sale of shares of the Company’s common stock (the “Financing”) in a manner exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”); and
          C. The Company and the Executive desire to provide for the terms and conditions of the Executive’s employment by the Company commencing on the completion of the Financing.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:
     1. Employment.
          (a) Subject to subsection (b), the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein, commencing as of the date of completion of the Financing. The date of the completion of the Financing is referred to herein as the “Effective Date.”
          (b) In the event that the Financing is not completed on or before December 31, 2006, this Agreement and any and all of the rights, obligations and liabilities of the parties thereunder shall terminate and be null and void.
     2. Term.
          (a) The employment of the Executive by the Company as provided in Section 1 above shall commence on the Effective Date, and shall terminate on the third anniversary of the Effective Date (such term being the “Original Term”), unless earlier terminated pursuant to the provisions of Section 5 of this Agreement.
          (b) On the final day of the Original Term and on each anniversary thereafter (each an “Extension Date”), the term of this Agreement shall be extended automatically one year, such extension to commence on the Extension Date and terminate one year after the Extension Date (each such period being a “Renewal Term”), unless written notice that the term of this Agreement shall not be so extended is given by either party to the other at least one year prior to the Extension Date. The employment of the Executive by the Company shall terminate upon the expiration of the last Renewal Term, unless earlier terminated pursuant to the provisions of Section 5 of this Agreement.
          (c) The Original Term and any Renewal Terms, in their full duration, are herein referred to as “Employment Terms,” and the period of the Executive’s employment under this Agreement consisting of the Original Term and all Renewal Terms, except as may be terminated early pursuant to Section 5, is herein referred to as the “Employment Period.”
     3. Position.
          (a) Title and Position. During the Employment Period, the Executive shall be employed as an executive officer of the Company with the title of Chief Executive Officer and President or in such other executive position as the Board of Directors of the Company (the “Board”) may from time to time determine with the consent of the Executive. In the performance of the Executive’s duties as an executive officer, the Executive shall be subject to the direction of the Board and shall not be required to take direction from or report to any other person unless otherwise directed by the Board. The Executive’s duties and authority shall be commensurate with the Executive’s title and position with the Company. Also, during the Employment Period, the Executive shall be the Chief Executive Officer of Triple Net Properties, LLC, a wholly-owned subsidiary of the Company.
          (b) Directorship; Termination of Directorship.
               (i) During the Employment Period, the Executive shall serve as a member of the Board, subject to election and reelection by the Company’s stockholders in accordance with the Company’s Articles of Incorporation and Bylaws; provided, that the failure of the stockholders of the Company to elect or reelect the Executive as a member of the Board shall not be deemed to be a breach or other violation of this Agreement. The Executive shall not be paid a fee or any other additional compensation for serving as a member of the Board. The Company shall reimburse the Executive for reasonable expenses incurred in connection with the Executive’s service as a member of the Board in accordance with the Company’s business expense reimbursement policies as in effect from time to time.
               (ii) During the Employment Period, the Company shall nominate the Executive as a member of the Board, shall recommend that the Executive be appointed, elected or reelected as a member of the Board and shall include the Executive on the management slate of Board member candidates recommended for election to the Company’s stockholders for each annual meeting of the Company’s stockholders held during the Employment Period and at which Board members are elected.
               (iii) On the last day of the last Employment Term (or, if earlier, upon the termination of Executive’s employment hereunder in accordance with Section 5), the Executive shall immediately resign as a member of the Board.
          (c) Place of Employment. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s principal place of business in Santa Ana, California; provided, however, that the Company may require the Executive to travel to other locations on the Company’s business.
          (d) Duties; Authority. The Executive shall devote commercially reasonable efforts and substantially full working time and attention to the promotion and advancement of the Company and its welfare. The Executive shall serve the Company faithfully and to the best of the Executive’s ability, and shall perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to the Executive from time to time by the Board or under, and in accordance with, the authority and direction of the Board. The Company shall retain the right to direct and control the means and methods by which the Executive performs the above services. The Company shall provide the Executive with all necessary authority and resources to discharge the Executive’s responsibilities under the Federal securities laws, state securities laws, the rules of the NASD, related authorities and industry standards of conduct (together, the “Industry Rules”), including, but not limited to, the authority to implement policies and procedures reasonably designed to achieve compliance with Industry Rules.
          (e) Other Activities. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), and, except as may be set forth in Section 11 of this Agreement, the Executive, during the Employment Period, shall not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place the Executive in a competing position to, that of the Company or any of its affiliates. Notwithstanding the foregoing, the Company agrees that the Executive (or affiliates of the Executive) shall be permitted to undertake the activities set forth in Section 11, and to make any other passive personal investment that is not in a business activity competitive with the Company.
     4. Compensation and Related Matters.
          (a) Base Salary. During the Employment Period, the Company shall pay the Executive a base salary at an annual rate of five hundred fifty thousand dollars ($550,000). The Executive’s annual rate of base salary may be increased from time to time during the Employment Period by an amount determined by the Board, or the Compensation Committee of the Board (the “Compensation Committee”). During the Employment Period, the Executive’s annual rate of base salary shall not be decreased without the Executive’s express written consent. The Executive’s base salary shall be paid according to the standard payroll practices of the Company, and in accordance with applicable laws (e.g., timing of payments, standard employee deductions, tax withholdings, social security deductions, and etc.) as in effect from time to time.
          (b) Business Expenses. During the Employment Period, the Company shall reimburse the Executive for personal expenditures incurred in connection with the conduct of the Company’s business in accordance with the Company’s business expense reimbursement policies as in effect from time to time.

          (c) Benefit Plan Eligibility.
               (i) During the Employment Period, the Executive shall be entitled to participate in any benefit plans that are made generally available to executive officers of the Company from time to time, including, without limitation, any deferred compensation, health, dental, life insurance, long-term disability insurance, retirement, pension or 401(k) savings plan.
               (ii) The Company shall pay 100% of the premium cost of the Company’s health insurance coverage provided to the Executive (and the Executive’s dependents, if applicable) by the Company from time to time.
               (iii) Except for the payment of the premium cost as provided in paragraph (ii), nothing in this Section 4(c) is intended or shall be construed to require the Company to institute or to continue any, or any particular, plan or benefit.
          (d) Performance Bonus.
               (i) Bonus Program. The Board, or the Compensation Committee, may, in its sole and absolute discretion, establish and maintain a performance bonus program for the Executive to provide for payment of a cash and/or non-cash bonus to the Executive. The Board, or the Compensation Committee, shall determine, in its sole and absolute discretion, the terms and conditions of any such bonus program, subject to paragraph (ii).
               (ii) Target Bonus. For each fiscal year of the Company commencing during the Employment Period, the Executive’s target bonus (the “Target Bonus”) shall equal 200% of the Executive’s annual rate of base salary, as in effect as of the first day of such fiscal year. The Executive’s Target Bonus may be increased from time to time by the Board, or the Compensation Committee, in its sole and absolute discretion. During the Employment Period, the Executive’s Target Bonus shall not be decreased without the Executive’s express written consent.
          (e) Equity Awards. The Company shall grant the following equity awards to the Executive, as of the Effective Date.
               (i) Stock Option Award. The Company shall grant to the Executive a non-qualified stock option (the “Option”) representing the right to purchase fifty thousand (50,000) shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”). The Option shall be exercisable at a per share exercise price equal to the fair market value of a share of Company Common Stock as of the Effective Date, as determined by the Board or the Compensation Committee. The Option shall vest and become exercisable, on a cumulative basis, at the rate of one-third (1/3) of the number of shares of Company Common Stock subject to the Option on each of the Effective Date and the first and second anniversaries of the Effective Date, subject to the continued employment of the Executive by the Company. The Option shall expire ten (10) years after the grant of the Option and shall terminate earlier in the event of the termination of the Executive’s employment with the Company. The Option shall be transferable by the Executive to certain of the Executive’s family members, or a trust for such family members, subject to the terms and conditions of the Company’s stock incentive plan. The

Option shall be subject to the terms and conditions of the Company’s stock incentive plan, the applicable option agreement and this Agreement.
               (ii) Restricted Stock Award. The Company shall grant to the Executive a restricted stock award (the “Restricted Stock Award”) representing the right to receive one hundred seventy-five thousand (175,000) shares of Company Common Stock. The shares of the Company Common Stock subject to the Restricted Stock Award shall be issued without purchase price and in consideration of past service by the Executive to the Company and its subsidiaries (the value of which has been determined by the Board, or the Compensation Committee, to be in excess of the par value of such shares of Company Common Stock) and shall be subject to forfeiture in the event of the termination of the Executive’s employment with the Company and shall be subject to transfer and other restrictions. The shares of Company Common Stock subject to the Restricted Stock Award shall vest and cease to be subject to forfeiture at the rate of one third (1/3) of the number of shares of Company Common Stock subject to the Restricted Stock Award on each of January 1, 2007, January 1, 2008, and January 1, 2009, subject to the continued employment of the Executive by the Company. Such shares of Company Common Stock shall be subject to the restrictions, vesting and forfeiture provisions and the other terms and conditions of the Company’s stock incentive plan, the applicable restricted stock agreement and this Agreement.
          (f) Membership Interests in Management Entities.
               (i) The Executive has received a grant of a full membership share of the NNN Apartment Management, LLC (“NNN Apartment Management”), in the amount of eighteen percent (18%) of the total membership shares of NNN Apartment Management, determined as of the grant date, as set forth in the Operating Agreement of NNN Apartment Management pursuant to the terms thereof.
               (ii) The Executive has received a grant of a full membership share of the NNN Healthcare/Office Management, LLC (“NNN Healthcare/Office Management”), in the amount of fifteen percent (15%) of the total membership shares of NNN Healthcare/Office Management, determined as of the grant date, as set forth in the Operating Agreement of NNN Healthcare/Office Management pursuant to the terms thereof.
               (iii) The Executive will receive a grant of a full membership share of NNN Institutional Advisors, LLC, the advisor for the NNN Institutional Real Estate Fund, LP, determined as of the grant date, as set forth in the Operating Agreement of NNN Institutional Advisors, LLC pursuant to the terms thereof. The membership share will be equal to the membership share granted to the other principals in NNN Institutional Advisors, LLC.
          (g) Fringe Benefits.
               (i) During the Employment Period, the Executive shall be entitled to such fringe benefits as may be determined or granted by the Board, or the Compensation Committee, in its sole and absolute discretion.
               (ii) The Company shall pay the Executive a moving relocation expense payment in the amount of one million seven hundred fifty thousand dollars ($1,750,000) (the

“Moving Relocation Expense”). In addition, during the Employment Period and prior to payment of the Moving Relocation Expense, the Executive shall to be entitled to reimbursement of reasonable living expenses.
          (h) Vacation and Holidays. During the Employment Period, the Executive shall be entitled to four (4) weeks ((20) business days) of paid vacation time in each calendar year on a pro-rated basis, and shall be entitled to all paid Company holidays, subject to the Company’s vacation and holiday policies, as in effect from time to time.
          (i) Directors and Officers Insurance and Indemnification. The Company shall maintain insurance to insure the Executive against claims arising out of an alleged wrongful act by the Executive while acting as a director or officer of the Company or one of its subsidiaries. The Company shall further indemnify and exculpate the Executive from money damages incurred as a result of claims arising out of an alleged wrongful act by the Executive while acting as an officer, director or employee of the Company, or one of its subsidiaries, to the fullest extent permitted under applicable law.
          (j) Performance Reviews. At the end of each fiscal year of the Company, the Board, or the Compensation Committee, shall review the Executive’s job performance and shall provide the Executive a written review of the Executive’s job performance during such fiscal year.
     5. Termination. The Executive’s employment hereunder shall be, or may be, as the case may be, terminated under the following circumstances:
          (a) Death. The Executive’s employment under this Agreement shall terminate upon the Executive’s death.
          (b) Disability. The Executive’s employment under this Agreement shall terminate upon the Executive’s physical or mental disability which, in the opinion of a competent physician selected by the Board, renders the Executive unable to perform the Executive’s duties under this Agreement for more than one hundred and eighty (180) days during any three hundred and sixty-five (365) day period. Notwithstanding anything expressed or implied above to the contrary, the Company agrees to fully comply with its obligations under the Americans with Disabilities Act as well as any other applicable federal, state, or local law, regulation, or ordinance governing the protection of individuals with such disabilities, including the Company’s obligation to provide reasonable accommodation thereunder.
          (c) Employment-At-Will; Discharge by the Company. The Executive’s employment hereunder is “at will” and may be terminated by the Company at any time with or without Cause (as defined in Section 7(d)(iii) below), by the Board upon written Notice of Termination (as defined below) to the Executive.
          (d) Voluntary Resignation by the Executive. The Executive may voluntarily resign the Executive’s position and terminate the Executive’s employment with the Company at any time by delivery of a written notice of resignation to the Company (the “Notice of Resignation”). The Notice of Resignation shall set forth the date such resignation shall become effective (the “Date of Resignation”), which date shall be at least ten (10) days and no more than thirty (30) days after the date the Notice of Resignation is delivered to the Company. The Notice of Resignation shall be sufficient notice under Section 2 above to prevent the automatic extension of this Agreement, if timely given according to the terms of Section 2.
          (e) Notice. Any termination of the Executive’s employment by the Company shall be communicated by written Notice of Termination to the Executive. For purposes of this Agreement, a “Notice of Termination” or a “Notice of Resignation” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The Notice of Termination shall be sufficient notice under Section 2 above to prevent the automatic extension of this Agreement, if timely given according to the terms of Section 2.
          (f) Date of Termination. “Date of Termination” shall mean: (i) the expiration of the Employment Terms, (ii) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (iii) if the Executive’s employment is terminated by reason of the Executive’s disability, the date of the opinion of the physician referred to in Section 5(b), above; (iv) if the Executive’s employment is terminated by the Company for Cause or without Cause by the Company pursuant to Section 5(c) above, the date specified in the Notice of Termination; and (v) if the Executive voluntarily resigns pursuant to Section 5(d) above, the Date of Resignation set forth in the Notice of Resignation.
     6. Obligations upon Termination.
          (a) Return of Property. The Executive hereby acknowledges and agrees that all personal property (including, without limitation, any documents, files and electronic information) and equipment furnished to or prepared by the Executive in the course of or incident to the Executive’s employment belongs to the Company and shall be promptly returned to the Company on or before the Date of Termination.
          (b) Complete Resignation. Upon the expiration of the Employment Terms or any termination of employment under Section 5 above, the Executive shall resign, effective upon the Date of Termination, from all offices and directorships then held with the Company or any of its subsidiaries and affiliates.
          (c) Survival of Representations, Warranties, Covenants and Other Provisions. The representations and warranties contained in this Agreement and the parties’ obligations under this Section 6 and Sections 7 through 24, inclusively, shall survive termination of the Employment Period and the expiration of this Agreement.
     7. Compensation upon Termination. Subject to Section 8, the Executive shall be entitled to the following payments in the event of the termination of the Executive’s employment with the Company:
          (a) Expiration of Employment Terms.
               (i) Payments upon Expiration. If the Executive’s employment is terminated upon the expiration of the Employment Terms, the Company shall pay to the

Executive (A) any accrued, unpaid base salary payable under Section 4(a) as in effect on the Date of Termination, (B) any unreimbursed business expenses under Section 4(b), and (C) the Prorated Performance Bonus.
                (ii) Prorated Performance Bonus. For purposes of Section 7(a)(i) and Sections 7(b) and 7(c), the “Prorated Performance Bonus” shall be determined as follows: (A) the performance bonus (if any) that otherwise would have been payable to the Executive in respect of the fiscal year of the Company in which the Date of Termination occurs, as determined under the Company’s performance bonus program for the Executive, had the Executive continued in employment with the Company through the last day of such fiscal year, multiplied by (B) a fraction, the numerator of which is the number of full calendar months in such fiscal year during which the Executive was employed by the Company, and the denominator of which is the number of full calendar months in such fiscal year; provided that, for purposes of Sections 7(b) and 7(c), the performance bonus shall be the maximum target performance bonus (if any) that otherwise would have been payable to the Executive in respect of the fiscal year of the Company in which the Date of Termination occurs.
               (iii) Payment Date. The Prorated Performance Bonus under Section 7(a)(i), or Section 7(b) or 7(c), as applicable, shall be paid not later than sixty (60) days after the Date of Termination occurs (subject to Section 9), provided that the Executive (or, in the event of the Executive’s death, the Executive’s legal representative) executes and delivers to the Company, and any applicable revocation period required by law has lapsed and the Executive (or the Executive’s legal representative) has not revoked, a general release of claims in a form acceptable to the Company in its sole and absolute discretion, and the Executive is not in material breach of any of the provisions of this Agreement. The Company shall provide Executive (or the Executive’s legal representative) with a general release of claims in a form acceptable to the Company not later than one week following the Date of Termination.
          (b) Death. If the Executive’s employment is terminated by reason of death pursuant to Section 5(a), the Company shall pay to the Executive’s estate (i) any accrued, unpaid base salary payable under Section 4(a) as in effect on the Date of Termination, (ii) any unreimbursed business expenses under Section 4(b), and (iii) the Prorated Performance Bonus.
          (c) Disability. If the Executive’s employment is terminated by reason of disability pursuant to Section 5(b), the Company shall pay to the Executive (i) any accrued, unpaid base salary payable under Section 4(a) as in effect on the Date of Termination, (ii) any unreimbursed business expenses under Section 4(b), and (iii) the Prorated Performance Bonus.
          (d) Termination by the Company.
               (i) For Cause. If the Executive’s employment is terminated by the Company pursuant to Section 5(c) for Cause (as defined below), the Company shall pay to the Executive: (A) any accrued, unpaid base salary payable under Section 4(a) as in effect on the Date of Termination, and (B) any unreimbursed expenses under Section 4(b).
               (ii) Without Cause. If the Executive’s employment is terminated by the Company pursuant to Section 5(c) without Cause, the Company shall pay to the Executive:

(A) any accrued, unpaid base salary payable under Section 4(a) as in effect on the Date of Termination, (B) any unreimbursed business expenses under Section 4(b), and (C) a severance benefit, in a lump sum cash payment, in the amount of: (I) the Executive’s annual rate of base salary, as in effect as of the Date of Termination, plus the Executive’s Target Bonus for the fiscal year of the Company in which the Date of Termination occurs, multiplied by (II) the Severance Benefit Factor determined under paragraph (iv). The severance benefit under subparagraph (C) shall be paid not later than sixty (60) days after the Date of Termination (subject to Section 9), provided that the Executive executes and delivers to the Company, and any applicable revocation period required by law has lapsed and the Executive has not revoked, a general release of claims in a form acceptable to the Company in its sole and absolute discretion, and the Executive is not in material breach of any of the provisions of this Agreement. The Company shall provide Executive with a general release of claims in a form acceptable to the Company not later than one week following the Date of Termination.
               (iii) “Cause” means a finding by the Board that: (A) the Executive materially breached any of the material terms of this Agreement or any confidentiality or proprietary information and inventions agreement with the Company; (B) the Executive acted with gross negligence, willful misconduct or fraudulently in the performance of the Executive’s duties hereunder; or (C) the Executive has been convicted of, or has entered a plea of guilty or nolo contendere to, a felony. In the case of an event described in clause (A), such event shall not constitute “Cause” if such event is substantially corrected within thirty (30) days following written notification by the Company to the Executive that the Company intends to terminate the Executive’s employment under this Agreement because of such event. Notwithstanding the foregoing, “Cause” shall not include situations where Executive, in exercise of the Executive’s professional judgment regarding the Industry Rules, and in consultation with outside counsel competent in the Industry Rules, such counsel to be mutually agreed upon by the Executive and the Company, refuses the instruction of or is in disagreement with the Board about matters of the Company’s compliance with Industry Rules.
               (iv) For purposes of Sections 7(d)(ii) and 7(e)(i), the “Severance Benefit Factor” shall be determined as follows: (A) in the event the Date of Termination occurs during the Original Term, the “Severance Benefit Factor” shall equal the greater of: (I) one, and (II) the number of full calendar months from the Date of Termination to the last day of the Original Term, divided by twelve (12), and (B) in the event the Date of Termination occurs during a Renewal Term, the “Severance Benefit Factor” shall equal one.
          (e) Voluntary Resignation.
               (i) For Good Reason. If the Executive terminates the Executive’s employment with the Company pursuant to Section 5(d) for Good Reason (as defined below), the Company shall pay to the Executive: (A) any accrued, unpaid base salary payable under Section 4(a) as in effect on the Date of Termination, (B) any unreimbursed business expenses under Section 4(b) and (C) a severance benefit, in a lump sum cash payment, in the amount of: (I) the Executive’s annual rate of base salary, as in effect as of the Date of Termination, plus the Executive’s Target Bonus for the fiscal year of the Company in which the Date of Termination occurs, multiplied by (II) the Severance Benefit Factor determined under Section 7(d)(iv). The severance benefit under subparagraph (C) shall be paid not later than sixty (60) days after the

Date of Termination (subject to Section 9), provided that the Executive executes and delivers to the Company, and any applicable revocation period required by law has run and Executive has not revoked, a general release of claims in a form acceptable to the Company in its sole and absolute discretion, and Executive is not in material breach of any of the provisions of this Agreement. The Company shall provide Executive with a general release of claims in a form acceptable to the Company not later than one week following the Date of Termination.
               (ii) Without Good Reason. If the Executive terminates the Executive’s employment with the Company pursuant to Section 5(d) without Good Reason, the Company shall pay to the Executive: (A) any accrued, unpaid base salary payable under Section 4(a) as in effect on the Date of Termination, and (B) any unreimbursed business expenses under Section 4(b).
               (iii) “Good Reason” means the occurrence, without the express written consent of the Executive, of any of the following events, unless such event is substantially corrected within thirty (30) days following written notification by the Executive to the Company that the Executive intends to terminate the Executive’s employment under this Agreement because of such event:
               (A) any material reduction or diminution in the compensation, benefits or responsibilities of the Executive or, the failure of the stockholders of the Company to elect or reelect the Executive to the Board, provided, that the Executive stands for election or reelection, as applicable;
               (B) any material breach or material default by the Company under any material provision of this Agreement;
               (C) any material diminution in the Executive’s position or responsibilities for the Company;
               (D) any relocation of the Company’s principal place of business to a location that is more than 35 miles from such principal place of business; or
               (E) when the Executive, in the exercise of the Executive’s professional judgment regarding the Industry Rules, believes that the Board or other control persons have failed to adequately respond to issues raised by the Executive regarding compliance with the Industry Rules or similar standards applicable to the Company and its subsidiaries.
          (f) Accelerated Vesting of Options and Restricted Stock. In the event the Executive is entitled to the severance benefits pursuant to Section 7(d)(ii)(C) or 7(e)(i)(C), the Option and each other stock option exercisable for shares of Company Common Stock granted under the Company’s stock incentive plan that is held by the Executive, if then outstanding, shall become immediately vested and exercisable with respect to all of the shares of Company Common Stock subject thereto on the Date of Termination and shall be exercisable in accordance with the provisions of the Company’s stock incentive plan and option agreement pursuant to which such option was granted. In addition, in the event the Executive is entitled to severance benefits pursuant to Section 7(d)(ii)(C) or 7(e)(i)(C), the Restricted Stock Award and

each other restricted share of the Company Common Stock granted under the Company’s stock incentive plan that is held by the Executive that is subject to a forfeiture, reacquisition or repurchase option held by the Company shall become fully vested, nonforfeitable and no longer subject to reacquisition or repurchase by the Company or other restrictions on the Date of Termination.
          (g) Compliance with Obligations. The continuing obligation of the Company to make any Prorated Performance Bonus payment under Section 7(a)(i), or Section 7(b) or 7(c), or severance payment under Section 7(d)(ii)(C) or 7(e)(i)(C), to the Executive is expressly conditioned upon the Executive complying and continuing to comply with the Executive’s obligations and covenants under Sections 3(e), 6, 10 and 11 of this Agreement following the termination of the Executive’s employment with the Company.
     8. Compensation upon Termination in connection with a Change in Control.
          (a) Payments upon Termination. If Executive’s employment with the Company is terminated by the Company (other than upon the expiration of the Employment Terms, for Cause, or by reason of Disability, or upon Executive’s death) at any time within ninety (90) days before, or within twelve (12) months after, a Change in Control (as defined below), or if the Executive’s employment with the Company is terminated by the Executive for Good Reason within twelve (12) months after a Change in Control, or if the Executive’s employment with the Company is terminated by the Executive without Good Reason during the period commencing six (6) months after a Change in Control and ending twelve (12) months after a Change in Control, then the Company shall pay to the Executive: (i) any accrued, unpaid base salary payable under Section 4(a) as in effect on the Date of Termination, (ii) any unreimbursed business expenses under Section 4(b), and (iii) a severance benefit, in a lump sum cash payment, in an amount equal to: (A) the Executive’s annual rate of base salary, as in effect as of the Date of Termination, plus the Executive’s Target Bonus for the fiscal year of the Company in which the Date of Termination occurs, multiplied by (B) three. The severance benefit under paragraph (iii) shall be paid not later than sixty (60) days after the Date of Termination (subject to Section 9), provided that the Executive executes and delivers to the Company, and any revocation period required by law has lapsed and the Executive has not revoked, a general release of claims in a form acceptable to the Company in its sole and absolute discretion, and the Executive is not in material breach of any of the provisions of this Agreement. The Company shall provide Executive with a general release of claims in a form acceptable to the Company not later than one week following the Date of Termination.
          (b) Health Insurance Coverage. In the event the Executive is entitled to the severance benefit pursuant to Section 8(a)(iii), then in addition to such severance benefit, the Executive shall receive 100% Company-paid health insurance coverage as provided to the Executive (and the Executive’s dependents, if applicable) immediately prior to the Executive’s termination of employment (the “Company-Paid Coverage”). Company-Paid Coverage shall continue for two (2) years following termination of employment or until the Executive becomes covered under another employer’s group health insurance plan, whichever occurs first.
          (c) Accelerated Vesting of Options and Restricted Stock. In the event the Executive is entitled to the severance benefits pursuant to Section 8(a)(iii), the Option and each other stock option exercisable for shares of Company Common Stock granted under the Company’s stock incentive plan that is held by the Executive, if then outstanding, shall become immediately vested and exercisable with respect to all of the shares of Company Common Stock subject thereto on the Date of Termination and shall be exercisable in accordance with the provisions of the Company’s stock incentive plan and option agreement pursuant to which such option was granted. In addition, in the event the Executive is entitled to severance benefits pursuant to Section 8(a)(iii), the Restricted Stock Award and each other restricted share of the Company Common Stock granted under the Company’s stock incentive plan that is held by the Executive that is subject to a forfeiture, reacquisition or repurchase option held by the Company shall become fully vested, nonforfeitable and no longer subject to reacquisition or repurchase by the Company or other restrictions on the Date of Termination.
          (d) No Duplication of Payments. Any payment and benefits under this Section 8 shall be in lieu of any payments and benefits under Section 7, and the Executive shall have no further right to compensation and benefits under Section 7 of this Agreement.
          (e) “Change in Control” means the occurrence of any of the following events occurring after the Effective Date:
          (i) the liquidation or dissolution of the Company;
          (ii) following the initial public offering of the Company Common Stock, a Person (as defined below) directly or indirectly becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of more than thirty-five percent (35%) of the total voting power of the total outstanding voting securities of the Company on a fully diluted basis;
          (iii) a Person directly or indirectly acquires all or substantially all of the assets and business of the Company;
          (iv) for any reason during any period of two (2) consecutive years (not including any period prior to the Effective Date) a majority of the Board is constituted by individuals other than (1) individuals who were directors immediately prior to the beginning of such period, and (2) new directors whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors immediately prior to the beginning of the period or whose election or nomination for election was previously so approved; or
          (v) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) the acquisition of assets or stock of another entity, in each case, other than a transaction which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.
For purposes of this Section 8(e), neither the Financing nor the Company’s initial public offering of the Company Common Stock registered under the Securities Act shall be a “Change in Control,” and “Person” means any natural person, corporation, or any other entity; provided, however, that the term “Person” shall not include any stockholder or employee of the Company on the date immediately prior to the initial public offering of the Company Common Stock or any estate or member of the immediate family of such a stockholder or employee.
          (f) The continuing obligation of the Company to make any severance payment under Section 8(a)(iii) to the Executive is expressly conditioned upon the Executive complying and continuing to comply with the Executive’s obligations and covenants under Sections 3(e), 6, 10 and 11 of this Agreement following the termination of the Executive’s employment with the Company.
          (g) Parachute Payment Excise Tax Gross-Up.
               (i) In the event that it shall be determined under this paragraph 8(g) that any payment or benefit to the Executive or for the Executive’s benefit or on the Executive’s behalf (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or any other agreement, arrangement or plan with the Company or any Affiliate (as defined below) (individually, a “Payment” and collectively, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then Executive shall be entitled to receive from the Company one or more additional payments (individually, a “Gross-Up Payment” and collectively, the “Gross-Up Payments”) in an aggregate amount such that the net amount of the Payments and the Gross-Up Payments retained by Executive after the payment of all Excise Taxes (and any interest or penalties imposed with respect to such Excise Taxes) on the Payments and all federal, state and local income tax, employment tax and Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payments provided for in this Section 8(g), and taking into account any lost or reduced tax deductions on account of the Gross-Up Payments, shall be equal to the Payments. For purposes of this paragraph 8(g), an “Affiliate” shall mean any successor to all or substantially all of the business and/or assets of the Company or the Parent, any person acquiring ownership or effective control of the Company or the Parent or ownership of a substantial portion of the assets of the Company or the Parent, or any person whose relationship to the Company, the Parent or such person is such as to require attribution under Section 318(a) of the Code.
               (ii) All determinations required to be made under this Section 8(g), including whether and when any Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Executive or the Company that Executive has received or will receive a Payment. For the purposes of this paragraph 8(g), the “Accountants” shall mean the Company’s independent certified public accountants serving immediately prior to the “change in the ownership or effective control of a corporation” or “change in the ownership of a substantial portion of the assets of a corporation”, as defined in Section 280G of the Code, with respect to which the determination is being made. In the event that the Accountants are also serving as the accountants or auditors for the individual, entity or group effecting the “change in the ownership or effective control of a corporation” or “change in the ownership of a substantial portion of the assets of a corporation”, as defined in Section 280G of the Code, with respect to which the determination is being made, Executive shall appoint another nationally recognized public accounting firm, reasonably acceptable to the Company, to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company.
               (iii) For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments shall be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax.
               (iv) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time Executive is entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than five days after the receipt by Executive of the Accountant’s determination.
               (v) Any determination by the Accountants shall be binding upon the Company and Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 8(g) (the “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 8(g) and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive’s benefit; and

               (vi) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (A) give the Company any information reasonably requested by the Company relating to such claim; (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (C) cooperate with the Company in good faith in order to effectively contest such claim; and (D) permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income or other taxes (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses.
               (vii) Without limiting the foregoing provisions of this Section 8(g), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income or other taxes (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
               (viii) In any situation where under applicable law the Company has the power to indemnify (or advance expenses to) Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, the Company shall promptly on written request, indemnify (and advance expenses to) Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification otherwise arising out of this or any other agreement or promise of the Company or under any statute.
               (ix) The payments provided for in Section 8(g) shall be made promptly following the termination of Executive’s employment with the Company. The payments provided for in Section 8(g) shall be made not later than the tenth day following the date of which the General Release by Executive becomes irrevocable (or, if later, the tenth day following the date on which the Change in Control occurs); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).
               (x) Executive shall not be required to mitigate the amount of any payment provided for in this Section 8(g) by seeking other employment or otherwise nor, except as provided in Section 8(g), shall the amount of any payment or benefit provided for in this Section 8 be reduced by any compensation or benefits earned by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.
     9. Compliance with Section 409A of the Internal Revenue Code.
          (a) Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code and, accordingly, the benefits provided pursuant to this Agreement are intended to be paid not later than the later of: (i) the fifteenth day of the third month following the Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.”
          (b) Compliance with Code Section 409A. Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement are not actually or constructively received by the Executive on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, then: (i) subject to clause (ii), such benefit shall be paid upon Executive’s separation from service, with respect to the Company and its affiliates within the meaning of Section 409A of the

Code, and (ii) if Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, with respect to the Company and its affiliates, such benefit shall be paid upon the date which is six months after the date of Executive’s “separation from service” (or, if earlier, the date of Executive’s death). In the event that any benefit provided for in this Agreement is subject to this subsection, such benefit shall be paid on the sixtieth day following the payment date determined under this subsection.
          (c) Reformation to Comply with Code Section 409A. To the extent that this Agreement or any payment under this Agreement is subject to Section 409A of the Code, the parties intend that the provisions of this Agreement meet the applicable requirements of Sections 409A(a)(2), (3) and (4) of the Code and the transitional relief under Section 409A of the Code (including, without limitation, the requirements of the transitional relief under A-19(c) of Internal Revenue Service Notice 2005-1 and the Proposed Regulations under Section 409A of the Code) and agree that, to the extent such applicable requirements are not met, this Agreement shall be reformed to comply with such requirements.
     10. Covenant of Confidentiality; Non-Disparagement.
          (a) In addition to the agreements set forth in Sections 3(e), 6 and 11, the Executive hereby agrees that the Executive will not, during the Employment Period or for three (3) years thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information. As used in this Agreement, “Confidential Information” means: non-public information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, about the Company’s subsidiaries, affiliates and partners thereof, owners, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to properties that the Company or any of its affiliates, subsidiaries or partners thereof owns or may be considering acquiring an interest in; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of, any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) the Executive is required by law to disclose to a third party.
          (b) The Executive agrees to not disparage the Company, any of its subsidiaries, any of its practices, or any of its directors, officers, agents, representatives, or employees, either orally or in writing, at any time. The Company (including without limitation its directors) agrees to not disparage the Executive, either orally or in writing, at any time. Notwithstanding the foregoing, nothing in this Section 10(b) shall limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.
     11. Covenant Not to Compete.
          (a) The Executive agrees that during the Employment Period the Executive will devote substantially the Executive’s full working time to the business of the Company and will not engage in any competitive business. Subject to such full-time requirement and the other restrictions set forth in this Section 11 and Section 3(e) above, the Executive shall be permitted to continue the Executive’s existing business investments and activities and may pursue additional business investments. Without limiting the foregoing, the Executive specifically covenants that during the Employment Period and for one (1) year thereafter, the Executive shall not:
          (i) compete directly with the Company in a business similar to that of the Company, including, without limitation, engage in, control, advise, manage, serve as a director, officer, member, partner or employee of, act as a consultant to, receive any economic benefit from or exert any influence upon, any business engaged in creating, sponsoring or advising tenant in common programs or other real estate investment programs that offer investors the ability to defer gains under Section 1031 of the Code or non-traded real estate investment trusts;
          (ii) compete directly or indirectly with the Company, its subsidiaries and/or partners thereof with respect to any acquisition or development of any real estate project undertaken or being considered by the Company, its subsidiaries and/or partners thereof at the end of Executive’s Employment Period;
          (iii) lend or allow the Executive’s name or reputation to be used by or in connection with any business competitive with the Company, its subsidiaries and/or partners thereof; or
          (iv) solicit for employment, or encourage to resign from employment, any employee of the Company or any of its subsidiaries, or intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company, its subsidiaries and/or partners thereof, and any lessee, tenant, supplier, contractor, lender, employee or governmental agency or authority.
          (b) The provisions of this Section 11 shall survive for one year and no longer following the termination of the Employment Period, regardless of whether such termination is by reason of discharge for Cause or without Cause, or by reason of resignation for Good Reason or not for Good Reason, or otherwise; provided, however, that, if the Executive resigns for Good Reason, or is discharged without Cause, during the twelve months following a Change in Control (as defined in Section 8), then the provisions of this Section 11 shall not survive the Executive’s resignation or discharge from employment.
     12. Injunctive Relief and Enforcement. In the event of breach or threatened breach by the Executive of the terms of Section 3(e), 6, 10 or 11, the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Section 3(e), 6, 10 or 11 and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement. The Executive acknowledges, however, that the remedies at law for any breach by the Executive of the provisions of Section 3(e), 6, 10 or 11 may be inadequate. In addition, in the event the agreements set forth in Section 3(e), 6, 10 or 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.
     13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when transmitted by telecopy with receipt confirmed, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

If to the Executive:	The address set forth below under the Executive’s signature

If to the Company:	NNN Realty Advisors, Inc.
1551 North Tustin Blvd.
Suite 200
Santa Ana, California 92705
telecopy: ____________

With a copy to:	Latham & Watkins LLP
650 Town Center Drive
Suite 2000
Costa Mesa, California 92626
Attention: William Cernius, Esq.
telecopy: (714) 755-8290
or to such other address as any such party may furnish to the others from time to time in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     14. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; provided, however, that if any one or more of the terms contained in Section 3(e), 6, 10 or 11 hereto shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and constructed in a manner to enable it to be enforced to the extent compatible with applicable law.
     15. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.
     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     17. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     18. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions of the State of California), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.
     19. Arbitration Agreement.
          (a) Claims Subject to Arbitration. Any controversy, dispute or claim between the Executive and the Company, or its parents, subsidiaries, affiliates and any of their officers, directors, agents or other employees, shall be resolved by binding arbitration, at the request of either party. The arbitrability of any controversy, dispute or claim under this Agreement shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of California law, except as provided herein. Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available; provided, however, that either party may request provisional relief from a court of competent jurisdiction, if such relief is not available in a timely fashion through arbitration. The claims which are to be arbitrated include, but are not limited to any claim arising out of or relating to this Agreement or the employment relationship between the Executive and the Company, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits. This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.
          (b) Selection of Arbitrator. The Executive and the Company will select a single neutral arbitrator by mutual agreement. If the Executive and the Company are unable to agree on a neutral arbitrator within thirty days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service (“JAMS”), and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains. The party initiating the arbitration shall be the first to strike a name.
          (c) Demand for Arbitration. The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable State and/or Federal law for the particular claim(s). Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.

          (d) Location of Arbitration. Arbitration proceedings will be held in Santa Ana, California.
          (e) Choice of Law. The arbitrator shall apply applicable State and/or Federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding.
          (f) Discovery. The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure.
          (g) Written Opinion and Award. Within thirty (30) days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted. The opinion and award shall include factual findings and the reasons upon which the decision is based. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.
          (h) Costs of Arbitration. The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Company. The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided, however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party to the extent permitted under applicable federal or state law, as a part of any remedy that may be ordered.
          (i) Waiver of Right to Jury. Both the Company and the Executive understands that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 19.
     20. LIMITATION ON LIABILITIES. IF EITHER THE EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES AND SHALL EXCLUDE (I) PUNITIVE DAMAGES, AND (II) CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES (E.G., LOST PROFITS AND OTHER INDIRECT OR SPECULATIVE DAMAGES). THE MAXIMUM AMOUNT OF DAMAGES THAT THE EXECUTIVE MAY RECOVER FOR ANY REASON SHALL BE THE AMOUNT EQUAL TO ALL AMOUNTS OWED (BUT NOT YET PAID) TO THE EXECUTIVE PURSUANT TO THIS AGREEMENT THROUGH ITS NATURAL TERM OR THROUGH ANY SEVERANCE PERIOD, PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY

APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE.
     21. WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.
     22. Withholding. The Company shall withhold from the compensation and benefits payable under this Agreement any amounts required to be withheld under applicable law.
     23. Entire Agreement; Waiver of Breach.
          (a) This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the employment of the Executive by the Company as contemplated hereby and no representations, promises, agreements, or understandings, written or oral, not herein contained shall be of any force or effect.
          (b) Effective as of the Effective Date, this Agreement shall supersede any and all prior agreements between the Executive and Triple Net Properties, LLC, Triple Net Properties Realty, Inc. or NNN Capital Corp. and any and all of the rights, obligations and liabilities of the parties to such prior agreements shall thereupon terminate and will be null and void.
          (c) This Agreement shall not be changed unless in writing and signed by both the Executive and the Board.
          (d) A waiver by either party of any breach of the provisions of this Agreement by the other party, or, in any particular instance or series of instances, of any term or condition of this Agreement, shall not constitute or be deemed a waiver of such breach or of any such term or condition in any other instance, nor shall any waiver constitute a continuing waiver hereunder. No waiver shall be binding unless executed in writing by the party making the waiver.
     24. Executive’s Acknowledgement. The Executive acknowledges (a) that the Executive has had the opportunity to consult with independent counsel of the Executive’s own choice concerning this Agreement, and (b) that the Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.
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          IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first written above.

“COMPANY” NNN REALTY ADVISORS, INC., a Delaware corporation
By:	/s/ Andrea R. Biller
	Name:	Andrea R. Biller
	Title:	Exec. V.P.

“Executive”
/s/ Scott Peters
Scott Peters Residing at: 9553 E. Via Montoya Scottsdale, AZ 85255